As filed with the Securities and Exchange Commission on June 21 , 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________

UNIT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	73-1283193
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

7130 South Lewis, Suite 1000
Tulsa, Oklahoma	74136
(Address of Principal Executive Offices)	(Zip Code)

_____________________________

Unit Corporation Stock and Incentive Compensation Plan
(Full Title of the Plan)
_____________________________

Mark E. Schell	Copy to:
Senior Vice President and General Counsel
Unit Corporation	Robert J. Melgaard, Esq.
7130 South Lewis, Suite 1000	Conner & Winters, LLP
Tulsa, Oklahoma 74136	4000 One Williams Center
(Name and Address of Agent for Service)	Tulsa, Oklahoma 74172-0148
(918) 586 -8973
(918) 493-7700
(Telephone Number, Including Area Code, of Agent For
Service)
_____________________________

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title Of Each Class Of Securities	To Be	Price Per	Offering	Registration
To Be Registered	Registered (1)	Share	Price	Fee
Common Stock, par value $0.20 per share(3)(4)	2,500,000	$ 51.70(2)	$ 129,250,000(2)	$13,829.75

(1)
This Registration Statement covers 2,500,000 shares available for issuance under the Unit Corporation Stock and Incentive Compensation Plan. This Registration Statement shall also cover any additional shares of Common Stock that become issuable under the plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of Common Stock of the Registrant. Included in the 2,500,000 shares registered under this Registration Statement are 1,167,116 shares which were reserved but not issued under the Registrant's Amended and Restated Stock Option Plan and Employee Bonus Plan. No further awards will be made under the Amended and Restated Stock Option Plan or the Employee Bonus Plan.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock of the Registrant on June 20, 2006, as reported on the New York Stock Exchange.

(3)
This Registration Statement also covers preferred share purchase rights under the registrant’s Stockholder’s Rights Plan, which are attached to and tradeable only with the shares of Common Stock registered hereby. No registration fees are required for such shares and such rights because they will be issued for no additional consideration.

(4)
Includes shares of restricted Common Stock and shares of Common Stock issued in respect of restricted stock units, stock options, stock appreciation rights, performance shares, performance units and other awards, in each case, issuable pursuant to the Unit Corporation Stock and Incentive Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have previously been, or will be, sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Unit Corporation, a Delaware corporation (the “Company” or the “Registrant”), are incorporated by reference herein:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 13, 2006;

(b)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed with the Commission on May 5, 2006;

(c)	the Current Reports on Form 8-K, filed with the Commission on February 22, 2006; April 18, 2006; April 26, 2006; and May 9, 2006; and

(d)	the description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Amended Form 8-B, dated October 7, 1986, filed with the Commission.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Mark E. Schell, General Counsel of Unit Corporation, as our counsel, will issue an opinion for us regarding the validity of the shares of common stock offered by this Registration Statement. Mark E. Schell beneficially owns 41,457 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

Article 4 of our by-laws provides for indemnification of any person who is, or is threatened to be made, a witness in or a party to any proceeding by reason of his or her position as a director, officer, or employee, to the extent authorized by applicable law including, but not limited to, the Delaware General Corporation Law. Under Section 145 of

the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is generally limited to attorney's fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. Article 4 of our by-laws also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted to present and former directors, officers, employees and agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Article Nine of our charter eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director

.	for a breach of the director's duty of loyalty to us or to our stockholders;
.	for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;
.	under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or
.	for transactions from which the director derived an improper personal benefit.

We have purchased directors and officer's liability insurance that would indemnify our directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Our policy is to enter into separate indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections.

The above discussion of our charter, by-laws, indemnification agreements and of Section 145 of the Delaware General Corporation Law is not exhaustive and is qualified in its entirety by our charter, our by-laws and statute.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4
Instruments Defining Rights of Stockholders. Description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Amended Form 8-B, dated October 7, 1986, filed with the Commission, is incorporated herein by reference.

5	Opinion and consent of Mark E. Schell, Esq.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Mark E. Schell, Esq. (included in Exhibit 5).*

24	Power of Attorney (included on signature page).*

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on this 20th day of June, 2006.

UNIT CORPORATION
By:	/s/ Mark E. Schell
	Name:	Mark E. Schell
	Title:	Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitute and appoint Mark E. Schell, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign a Registration Statement on Form S-8 of Unit Corporation and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ John G. Nikkel	Chairman of the Board	June 20, 2006
John G. Nikkel

President and Chief
Executive Officer
/s/ Larry D. Pinkston	(Principal Executive Officer)	June 20, 2006
Larry D. Pinkston

Chief Financial Officer and Treasurer
/s/ David T. Merrill	(Principal Financial Officer)	June 20, 2006
David T. Merrill

	Controller	June 20, 2006
/s/ Stanley W. Belitz	(Principal Accounting Officer)
Stanley W. Belitz

s/ J. Michael Adcock	Director	June 20, 2006
J. Michael Adcock

/s/ Don Cook	Director	June 20, 2006
Don Cook

/s/ Gary R. Christopher	Director	June 20, 2006
Gary R. Christopher

/s/ King P. Kirchner	Director	June 20, 2006
King P. Kirchner

/s/ William B. Morgan	Director	June 20, 2006
William B. Morgan

__________________	Director	June 20, 2006
Robert J. Sullivan, Jr.

__________________	Director	June 20, 2006
John H. Williams

EXHIBIT INDEX

Exhibit No.	Description
4
Instruments Defining Rights of Stockholders. Description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Amended Form 8-B, dated October 7, 1986, filed with the Commission, is incorporated herein by reference.

5	Opinion and consent of Mark E. Schell, Esq.*

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Mark E. Schell, Esq. (included in Exhibit 5).*

24	Power of Attorney (included on signature page).*

*	Filed herewith.